Exhibit 99.1

Capital Corp of the West Announces a $.05 Per Share Third Quarter Cash Dividend

        MERCED, Calif., July 27 /PRNewswire-FirstCall/ -- Capital Corp of the West (Nasdaq: CCOW), the holding company for County Bank, Central California’s Community Bank, announced that today, its board of directors declared a $.05 per share cash dividend for the third quarter of 2004 for shareholders of record as of August 5, 2004. The cash dividend is payable on August 26, 2004.

        “This third quarter $.05 per share cash dividend continues the trend started at the beginning of this year when we initiated the payment of a cash dividend in the first quarter of 2004,” stated Tom Hawker Chief Executive Officer of Capital Corp of the West. “In a separate July 14th press release we announced a solid 14% increase in earnings and a 16% growth in assets compared to the second quarter of 2003. Our strong performance, combined with a 16.3% Return on Equity (ROE) allows for the payment of this cash dividend. At the same time, we retain sufficient capital to support our continuing rapid expansion of our branch system while still meeting our internal goal of generating a 15%, or better, Return on Equity for our shareholders.”

        Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 26 years of service as “Central California’s Community Bank.” Currently County Bank has nineteen branch offices serving the communities of Fresno, Madera, Mariposa, Merced, Stanislaus, San Francisco, Stockton and Tuolumne counties. As of the latest FDIC data, County Bank has 6.2% market share of the six counties in which it has retail branches. This ranks County Bank sixth out of forty-one financial institutions in these counties. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at 209-725-2276, or R. Dale McKinney Chief Financial Officer, at 209-725-7435.

SOURCE Capital Corp of the West
-0-                        07/27/2004
/CONTACT: Thomas T. Hawker, President/Chief Executive Officer,
+1-209-725-2276; or R. Dale McKinney, EVP/Chief Financial Office,
+1-209-725-7435, both of Capital Corp of the West/
     /Web site: http://www.ccow.com /
     (CCOW)

CO: Capital Corp of the West; County Bank
ST: California
IN: FIN
SU: DIV